Exhibit 2.9

PLAN OF ARRANGEMENT UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.01	In this Plan of Arrangement, the following terms have the following meanings:

(a)	“ABCA” means the Business Corporations Act, Alberta R.S.A. 2000, c. B-9, including the regulations promulgated thereunder;

(b)	“AcquisitionCo” means 1339971 Alberta Ltd. a corporation incorporated under the ABCA;

(c)	“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement, together with the benefits associated with the indirect support provided to the holder of Exchangeable Shares by Marathon and CallCo under the Support Agreement;

(d)	“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement pursuant to Section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

(e)	“Arrangement Agreement” means the agreement dated July 30, 2007 among Marathon, AcquisitionCo, Western and WesternZagros with respect to the Arrangement and all amendments thereto;

(f)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted to give effect to the Arrangement;

(g)	“CallCo” means Marathon Canadian Oil Sands Holding Limited, an indirect wholly-owned subsidiary of Marathon;

(h)	“Cash Consideration” means $35.50 per Share to be received at the election or deemed election of a Shareholder (other than a Dissenting Shareholder) pursuant to Section 3.01(b) or Section 3.01(h);

(i)	“Certificate” means the certificate or certificates or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

(j)	“Class A Share” means a share of the new class A shares in the capital of Western created pursuant to Section 3.01(c)(i) and issued pursuant to Section 3.01(d);

(k)	“Class B Aggregate Redemption Amount” means the lesser of $412,669,383 and the aggregate redemption amount of all the issued and outstanding redeemable preferred shares to be issued by SpinCo during the course of the Subsequent Transactions;

(l)	“Class B Redemption Amount” means an amount equal to the quotient obtained by dividing the Class B Aggregate Redemption Amount by the number of issued and outstanding Class B Shares;

(m)	“Class B Share” means a share of the class B shares in the capital of Western created pursuant to Section 3.01(c)(ii) and issued pursuant to Section 3.01(d);

(n)	“Class C Aggregate Redemption Amount” means $1,000,000;

(o)	“Class C Redemption Amount” means an amount equal to the quotient obtained by dividing the Class C Aggregate Redemption Amount by the number of issued and outstanding Class C Shares;

(p)	“Class C Share” means a share of the class C shares in the capital of Western created pursuant to Section 3.01(c)(iii) and issued pursuant to Section 3.01(d);

(q)	“Common Shares” means the Class A Shares in the capital of Western, as constituted immediately prior to the Effective Time;

(r)	“Court” means the Court of Queen’s Bench of Alberta;

(s)	“Depositary” means a trust company licensed to carry on business in the Province of Alberta at its principal office in Calgary, Alberta;

(t)	“Dissenting Shareholders” means registered Shareholders who validly exercise the rights of dissent provided to them under the Interim Order;

(u)	“Effective Date” means the date the Arrangement is effective under the ABCA;

(v)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date;

(w)	“Election Deadline” means 4:30 p.m. (Calgary time) on the business day immediately prior to the date of the Meeting or, if such meeting is adjourned, such time on the business day immediately prior to the date of such adjourned meeting;

(x)	“Exchangeable Share” means an exchangeable share in the capital of AcquisitionCo, to be created on or before the Effective Time, which shall initially be exchangeable on a one for one basis for Marathon Shares, subject to adjustment for future distributions with substantially the rights, privileges and restrictions set forth in Appendix A;

(y)	“Exchangeable Share Consideration” means the consideration in the form of 0.5932 of an Exchangeable Share and associated Ancillary Rights to be received at the election or deemed election of a Shareholder (other than a Dissenting Shareholder) pursuant to Section 3.01(h);

(z)	“Final Order” means the final order of the Court approving this Arrangement under subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(aa)	“Information Circular” means the information circular to be prepared by Western and forwarded as part of the proxy solicitation materials to Shareholders in respect of the Meeting;

(bb)	“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to this Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(cc)	“ITA” means the Income Tax Act (Canada);

(dd)	“Letter of Transmittal and Election Form” means the letter of transmittal and election form accompanying the Information Circular sent to Shareholders for making their election to receive, in addition to the SpinCo Share Consideration and the SpinCo Warrant Consideration, the Cash Consideration, the Marathon Share Consideration, the Exchangeable Share Consideration or a combination thereof in exchange for their Common Shares;

(ee)	“Marathon” means Marathon Oil Corporation, a corporation organized and existing under the laws of Delaware and any successor corporation;

(ff)	“Marathon Share” means a common share in the capital of Marathon;

(gg)	“Marathon Share Consideration” means the consideration in the form of 0.5932 of a Marathon Share to be received at the election of a holder of Shares pursuant to Section 3.01(b) or Section 3.01(h);

(hh)	“Meeting” means the special meeting of Shareholders to be held to consider the Arrangement, and any adjournment thereof;

(ii)	“Non-Resident” means: (i) a person who is not a resident of Canada for the purposes of the ITA; or (ii) a partnership that is not a Canadian partnership for the purposes of the ITA;

(jj)	“NYSE” means the New York Stock Exchange;

(kk)	“Registrar” means the Registrar appointed under Section 263 of the ABCA;

(ll)	“Shareholder Rights Plan” means the shareholder rights plan adopted by Western pursuant to an amended and restated shareholder rights plan agreement dated as of May 11, 2005 between Western and Valiant Trust Company;

(mm)	“Shareholders” means, the holders from time to time of Common Shares, the Class A Shares, the Class B Shares or the Class C Shares, collectively or individually, as the context requires;

(nn)	“Shares” means, the Common Shares, the Class A Shares, the Class B Shares or the Class C Shares, collectively or individually, as the context requires;

(oo)	“Special Voting Shares” means the shares of preferred stock of Marathon, which entitle the holders of record of Exchangeable Shares who are beneficiaries under the Voting and Exchange Trust Agreement to a number of votes at meetings of Marathon Shareholders in accordance with the terms of such shares and the Voting and Exchange Trust Agreement;

(pp)	“SpinCo” means WesternZagros Resources Ltd., a corporation incorporated pursuant to the ABCA;

(qq)	“SpinCo Share” means a common share in the capital of SpinCo;

(rr)	“SpinCo Share Consideration” means the consideration in the form of one SpinCo Share to be received by the holders of Shares pursuant to Section 3.01(b) or Section 3.01(e);

(ss)	“SpinCo Warrant” means a share purchase warrant entitling the holder thereof to purchase one SpinCo Share at a price of $2.50 until the date which is three months from the Effective Date in accordance with the terms and conditions of a warrant indenture to be entered between SpinCo and a trust corporation;

(tt)	“SpinCo Warrant Consideration” means the consideration in the form of one tenth of a SpinCo Warrant to be received by the holders of Shares pursuant to Section 3.01(b) or Section 3.01(f);

(uu)

“Subsequent Transactions” means the transactions to be effected sequentially forthwith after the Effective Time pursuant to which: (i) WesternZagros will issue additional common shares in its capital to Western for cash subscription proceeds of Cdn$81,533,877; (ii) all of the issued and outstanding shares of WesternZagros will be transferred to SpinCo in consideration for the issuance by SpinCo of redeemable preferred shares in the capital of SpinCo; (iii) the SpinCo redeemable preferred shares will be redeemed or purchased for cancellation in consideration for the issuance of a demand non-interest bearing promissory note of SpinCo; (iv) the Class B Shares held by SpinCo at that time will be redeemed or purchased for cancellation in consideration of the cancellation of such SpinCo promissory note; and (v) the Class C Shares held by SpinCo at that time will be redeemed or purchased for cancellation in consideration of the payment by Western to SpinCo of Cdn$1,000,000;

(vv)	“Support Agreement” means the agreement, so entitled and relating to the Exchangeable Shares, to be entered into among Marathon, CallCo and AcquisitionCo and dated as of the Effective Date;

(ww)	“Trustee” means Valiant Trust Company, in its capacity as trustee under the Voting and Exchange Trust Agreement;

(xx)	“Voting and Exchange Trust Agreement” means the agreement, so entitled and relating to the Exchangeable Shares, to be entered into among Marathon, CallCo, AcquisitionCo and the Trustee and dated as of the Effective Date;

(yy)	“Western” means Western Oil Sands Inc., a corporation amalgamated under the ABCA; and

(zz)	“WesternZagros” means WesternZagros Resources Inc., a corporation incorporated pursuant to the ABCA.

1.02 The division of this Plan of Arrangement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.03 Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and subsections are to articles, sections and subsections of this Plan of Arrangement.

1.04 Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities.

1.05 Unless otherwise specified, all references to “dollars” or “$” shall mean Canadian dollars.

1.06 The following appendix to this Plan of Arrangement is incorporated by reference herein and forms part of this Plan of Arrangement.

Appendix A — Exchangeable Share Terms

1.07 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.08 References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.01 This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.02 This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, will become effective on, and be binding on and after, the Effective Time on: (i) the Shareholders; (ii) Western; (iii) WesternZagros; (iv) SpinCo; (v) Marathon; and (vi) AcquisitionCo.

2.03 The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE 3

ARRANGEMENT

3.01 Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

(a)	the Shareholder Rights Plan shall be terminated and all rights issued thereunder shall be extinguished;

(b)	each issued and outstanding Common Share held by a Non-Resident (other than Common Shares held by Dissenting Shareholders) shall be exchanged with AcquisitionCo for either Cash Consideration or Marathon Share Consideration in accordance with the election of such Non-Resident pursuant to Section 3.02 and subject, in either case, to prorating in accordance with Section 3.03; and as additional consideration for such Common Share, AcquisitionCo shall deliver to such Non-Resident, the SpinCo Share Consideration and SpinCo Warrant Consideration pursuant to Section 3.01(g);

(c)	the articles of Western shall be amended to cancel the classes of shares currently known as “Non-Voting Convertible Class B Equity Shares”, “Class C Preferred Shares” and “Class D Preferred Shares”, as there are no issued or outstanding shares of those classes and to change its authorized capital by the addition of:

(i)	an unlimited number of shares designated as “Class A Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class A Shares are entitled to receive dividends, if, as and when declared by the board of directors of Western, out of the assets of Western properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of Western entitled to receive dividends in priority to or rateably with the Class A Shares, the board of directors may in its sole discretion declare dividends on the Class A Shares to the exclusion of any other class of shares of Western;

(B)	Voting Rights: The holders of the Class A Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Western, and to one vote at all such meetings in respect of each Class A Share held; and

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class A Shares shall, subject to the rights of the holders of any other class of shares of Western upon such a distribution in priority to the Class A Shares, be entitled to participate rateably in any distribution of the assets of Western;

(ii)	an unlimited number of shares designated as “Class B Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class B Shares are entitled to receive dividends, if, as and when declared by the board of directors of Western, out of the assets of Western properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of Western entitled to receive dividends in priority to or rateably with the Class B Shares, the board of directors may in its sole discretion declare dividends on the Class B Shares to the exclusion of any other class of shares of Western;

(B)	No Voting Rights: Subject to the provisions of the ABCA, the holders of the Class B Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of the shareholders of Western;

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class B Shares shall be entitled, in priority to the holders of any other class of shares of Western, to receive an amount per Class B Share equal to the Class B Redemption Amount. After such distribution to the holders of the Class B Shares as provided above, holders of Class B Shares shall not be entitled to share in any further distribution of the assets of Western;

(D)	Redemption at the Option of Western: Subject to applicable law, Western may redeem all, but not less than all, of the then outstanding Class B Shares on delivery to the holders of the Class B Shares of a redemption price per Class B Share equal to the Class B Redemption Amount; and

(E)	Redemption at the Option of Holder: Subject to applicable law, the holder of a Class B Share may require Western to redeem all, but not less than all, of the then outstanding Class B Shares held by such holder on delivery to such holder of a redemption price per Class B Share equal to the Class B Redemption Amount; and

(iii)	an unlimited number of shares designated as “Class C Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class C Shares shall not be entitled to receive dividends;

(B)	No Voting Rights: Subject to the provisions of the ABCA, the holders of the Class C Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of the shareholders of Western;

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class C Shares shall be entitled, subject to the rights of the holders of the Class B Shares, to receive an amount per Class C Share equal to the Class C Redemption Amount. After such distribution to the holders of the Class C Shares as above, holders of Class C Shares shall not be entitled to share in any further distribution of the assets of Western;

(D)	Redemption at the Option of Western: Subject to applicable law, Western may redeem all, but not less than all, of the then outstanding Class C Shares on delivery to the holders of the Class C Shares of a redemption price per Class C Share equal to the Class C Redemption Amount; and

(E)	Redemption at the Option of Holder: Subject to applicable law, the holder of a Class C Share may require Western to redeem all, but not less than all, of the then outstanding Class C Shares held by such holder on delivery to such holder of a redemption price per Class C Share equal to the Class C Redemption Amount;

(d)	the share capital of Western shall be reorganized such that each of the issued and outstanding Common Shares (other than Common Shares held by Dissenting Shareholders) shall be exchanged for one Class A Share, one Class B Share and one Class C Share and following such exchange the articles of Western shall be amended to cancel the Common Shares;

(e)	each issued and outstanding Class B Share shall be transferred to SpinCo in exchange for the issuance of the SpinCo Share Consideration;

(f)	each issued and outstanding Class C Share shall be transferred to SpinCo in exchange for the issuance of the SpinCo Warrant Consideration;

(g)	AcquisitionCo shall deliver to each Non-Resident whose Common Shares were exchanged pursuant to Section 3.01(b) such number of SpinCo Shares and SpinCo Warrants as are deliverable to such Non-Resident pursuant to Section 3.01(b); and

(h)	each issued and outstanding Class A Share (other than those held by AcquisitionCo and Dissenting Shareholders) shall be exchanged with AcquisitionCo in accordance with the election or deemed election of the holder of such Class A Share in accordance with Section 3.02, for:

(i)	Cash Consideration;

(ii)	Marathon Share Consideration;

(iii)	Exchangeable Share Consideration; or

(iv)	a combination thereof;

subject,	in each case, to Section 3.03.

3.02 With respect to the exchange of securities effected pursuant to Section 3.01(b) and Section 3.01(h):

(a)	Shareholders who are Non-Residents or who are exempt from tax under Part I of the ITA may elect to receive in respect of each Share exchanged, either the Cash Consideration or the Marathon Share Consideration;

(b)	Shareholders who are residents of Canada for the purposes of the ITA and not exempt from tax under Part I thereof may elect to receive in respect of each Share exchanged, the Cash Consideration, the Marathon Share Consideration, the Exchangeable Share Consideration or a combination thereof, subject to Section 3.03;

(c)	such elections as provided for in paragraphs (a) and (b) above shall be made by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder’s election, together with any certificates representing such holder’s Common Shares; and

(d)	any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 3.02(c) and the Letter of Transmittal and Election Form shall be deemed to have elected to receive Cash Consideration as to 65%, and Marathon Share Consideration as to 35%, subject to proration in respect of the aggregate consideration to be provided for such holder’s Shares.

3.03 For greater certainty, with respect to any election pursuant to Section 3.02, a Shareholder may elect to receive a combination of the available types of consideration which may be elected in exchange for the aggregate number of Shares in respect of which such an election is made; provided however, for calculation purposes only, each individual Common Share may be only exchanged pursuant to Section 3.01(b) for either Cash Consideration or Marathon Share Consideration and each individual Class A Share may only be exchanged pursuant to Section 3.01(h) for any one of the Cash Consideration, the Marathon Share Consideration or the Exchangeable Share Consideration. The maximum amount of Cash Consideration to be paid to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) is $3,807,847,771. The minimum number of Exchangeable Shares that may be elected by Shareholders pursuant to Section 3.01(h) is zero. The maximum number of Exchangeable Shares that may be elected by Shareholders pursuant to Section 3.01(h) is 29,400,000. The maximum aggregate number of Marathon Shares and Exchangeable Shares that may be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) is 34,300,000. In the event that:

(a)	the aggregate amount of Cash Consideration that would, but for this Section 3.03(a), be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) exceeds $3,807,847,771, then the Cash Consideration to be issued to any holder shall be determined by multiplying the total amount of Cash Consideration otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is $3,807,847,771 and the denominator of which is the aggregate amount of the Cash Consideration otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Marathon Share Consideration for the remainder of their Shares for which, but for this Section 3.03(a), such holder would otherwise have received Cash Consideration;

(b)	the aggregate number of Exchangeable Shares that would, but for this Section 3.03(b) and Section 3.03(c), be issued to Shareholders pursuant to Section 3.01(h) exceeds 29,400,000 Exchangeable Shares, then the number of Exchangeable Shares to be issued to any holder, subject to rounding in accordance with Section 5.06, shall be determined by multiplying the total number of Exchangeable Shares otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is 29,400,000 and the denominator of which is the aggregate number of Exchangeable Shares otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Marathon Share Consideration for the remainder of their Shares for which, but for this Section 3.03(b), such holder would otherwise have received Exchangeable Shares; and

(c)	the aggregate number of Marathon Shares and Exchangeable Shares that would, but for this Section 3.03(c), be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) (including those Marathon Shares which Shareholders are deemed to have elected to receive pursuant to Section 3.03(b) above) exceeds 34,300,000 Marathon Shares and Exchangeable Shares collectively, then the number of Marathon Shares and Exchangeable Shares to be issued to any holder, subject to rounding in accordance with Section 5.06, shall be determined by multiplying the total number of Marathon Shares and Exchangeable Shares otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is 34,300,000 and the denominator of which is the aggregate number of Marathon Shares and Exchangeable Shares otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Cash Consideration for the remainder of their Shares for which, but for this Section 3.03(c), such holder would otherwise have received Marathon Shares and Exchangeable Shares.

3.04 With respect to each holder of Common Shares (other than Dissenting Shareholders) immediately before the Effective Time:

(a)	upon the exchange of each Common Share effected pursuant to Section 3.01(b) and the delivery of the SpinCo Share Consideration and SpinCo Warrant Consideration pursuant to Section 3.01(g);

(i)	such holder shall cease to be a holder of such Common Share and the name of such holder shall be removed from the register of holders of Common Shares;

(ii)	AcquisitionCo shall become the holder of such Common Shares and shall be added to the register of holders of Common Shares;

(iii)	AcquisitionCo shall pay to such holder the Cash Consideration or deliver the Marathon Share Consideration payable to such holder and, if Marathon Share Consideration is payable, the name of such holder shall be added to the register of holders of Marathon Shares;

(iv)	AcquisitionCo shall cease to be the holder of the SpinCo Share and SpinCo Warrant deliverable in respect of such Common Share and the name of AcquisitionCo shall be removed from the register of holders of SpinCo Shares and SpinCo Warrants;

(v)	such holder shall become the holder of the SpinCo Share so deliverable and shall be added to the register of holders of SpinCo Shares; and

(vi)	such holder shall become the holder of the SpinCo Warrant so deliverable and shall be added to the register of holders of SpinCo Warrants;

(b)	upon the exchange of Common Shares for Class A Shares, Class B Shares and Class C Shares pursuant to Section 3.01(d):

(i)	each such Common Share shall and shall be deemed to be exchanged as described in subsection 3.01(d) without any further action being taken by the holder thereof;

(ii)	the holders of such Common Shares shall cease to be the holders of such Common Shares and such holders’ names shall be removed from the register of Common Shares with respect to all such Common Shares;

(iii)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class A Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class A Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class A Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(iv)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class B Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class B Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class B Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(v)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class C Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class C Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class C Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(vi)	immediately after the exchange of the Common Shares for Class A, Class B and Class C Shares, the stated capital of the Class A Shares, Class B Shares and the Class C Shares shall be determined as follows:

(A)	the aggregate stated capital for the Class A Shares shall be an amount equal to $1.00;

(B)	the aggregate stated capital for the Class B Shares shall be an amount equal to the stated capital of the Common Shares immediately before the Effective Time minus $1,000,001; and

(C)	the aggregate stated capital for the Class C Shares shall be an amount equal to $1,000,000; and

(vii)	all references to a Common Share in the articles of Western shall be deemed to be references to one Class A Share, one Class B Share and one Class C Share;

(c)	upon the exchange of Class B Shares for SpinCo Shares effected pursuant to subsection 3.01(e):

(i)	each holder of Class B Shares shall cease to be a holder of Class B Shares and the name of such holder shall be removed from the register of holders of Class B Shares;

(ii)	SpinCo shall become the holder of the Class B Shares so exchanged and shall be added to the register of holders Class B Shares;

(iii)	SpinCo shall allot and issue to such holder the number of SpinCo Shares on the basis set forth in subsection 3.01(e) and the name of such holder shall be added to the register of holders of SpinCo Shares; and

(iv)	SpinCo shall add to the aggregate stated capital for its SpinCo Shares an amount equal to the Class B Aggregate Redemption Amount;

(d)	upon the exchange of Class C Shares for SpinCo Warrants effected pursuant to subsection 3.01(f):

(i)	each holder of Class C Common Shares shall cease to be a holder of Class C Shares and the name of such holder shall be removed from the register of holders of Class C Shares;

(ii)	SpinCo shall become the holder of the Class C Shares so exchanged and shall be added to the register of holders of Class C Shares; and

(iii)	SpinCo shall allot and issue to such holder the number of SpinCo Warrants on the basis set forth in subsection 3.01(f) and the name of such holder shall be added to the register of holders of SpinCo Warrants; and

(e)	upon the exchange of Class A Shares by a holder pursuant to subsection 3.01(h):

(i)	such holder shall cease to be a holder of Class A Shares and the name of such holder shall be removed from the register of holders of Class A Shares;

(ii)	AcquisitionCo shall become the holder of the Class A Shares so exchanged and shall be added to the register of holders Class A Shares; and

(iii)	AcquisitionCo shall pay to such holder the Cash Consideration, deliver the Marathon Share Consideration or allot and issue the Exchangeable Share Consideration payable to such holder as required and, if Marathon Share Consideration is payable, the name of such holder shall be added to the register of holders of Marathon Shares, and if Exchangeable Share Consideration is payable, the name of such holder shall be added to the register of holders of Exchangeable Shares.

3.05 A former holder of Class A Shares who (i) has exchanged Class A Shares under the Arrangement; and (ii) has received Exchangeable Shares in whole or in part under the exchange; shall be entitled to make an income tax election, pursuant to subsection 85(1) or 85(2) of the ITA, as applicable (and the analogous provisions of provincial income tax law) with respect to the transfer by the holder of Class A Shares, as applicable, to AcquisitionCo by providing two signed copies of the necessary election forms to Western within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by AcquisitionCo and returned to such former holders of Class A Shares within 30 days after the receipt thereof by

Western for filing with the Canada Revenue Agency (or the applicable provincial taxing authority). AcquisitionCo and Western will not be responsible for the proper completion of any election form and, except for the obligation of AcquisitionCo and Western to so sign and return duly completed election forms which are received by Western within 90 days of the Effective Date, AcquisitionCo and Western will not be responsible for any taxes, interest or penalties resulting from the failure by a former holder of Class A Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, AcquisitionCo and Western may choose to sign and return an election form received by it more than 90 days following the Effective Date, but AcquisitionCo and Western will have no obligation to do so.

3.06 Western, AcquisitionCo, Marathon and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Common Shares, Marathon Shares or Exchangeable Shares such amounts as Western, AcquisitionCo, Marathon or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Western, AcquisitionCo, Marathon and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Western, AcquisitionCo, Marathon or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Western, AcquisitionCo, Marathon or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 4

DISSENTING SHAREHOLDERS

4.01 Each registered holder of Common Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Shareholder shall, on the Effective Date, cease to have any rights as a holder of Common Shares and shall only be entitled to be paid the fair value of the holder’s Common Shares. A Dissenting Shareholder who is paid the fair value of the holder’s Common Shares shall be deemed to have transferred the holder’s Common Shares to Western for cancellation on the Effective Date, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder’s Common Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares and shall be deemed to have elected to receive for such holder’s Shares the consideration specified in Section 3.02(d), notwithstanding the provisions of Section 191 of the ABCA. The fair value of the Common Shares shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved by the holders of Common Shares at the Meeting; but in no event shall Western be required to recognize such Dissenting Shareholder as a shareholder of Western after the Effective Time and the names of such holders shall be removed from the applicable register of shareholders as at the Effective Time. For greater certainty, in addition to any other restrictions in Section 191 of the ABCA, any person who has voted in favour of the Arrangement shall not be entitled to dissent with respect to the Arrangement.

ARTICLE 5

OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.01 From and after the Effective Time, certificates formerly representing Common Shares acquired by AcquisitionCo under the Arrangement shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 4.01, to receive the fair value of the Common Shares represented by such certificates.

5.02 Western, AcquisitionCo and SpinCo, as applicable, shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former holder of Common Shares acquired by AcquisitionCo under the Arrangement of a duly completed Letter of Transmittal and Election Form and the certificates representing such Common Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal and Election Form; or

(b)	if requested by such holder in the Letter of Transmittal and Election Form, make available or cause to be made available at the Depositary for pickup by such holder;

the Cash Consideration and certificates representing the number of SpinCo Shares, SpinCo Warrants, Marathon Shares and/or Exchangeable Shares, as applicable, issued to such holder under the Arrangement.

5.03 If any certificate which immediately prior to the Effective Time represented an interest in outstanding Common Shares that were exchanged pursuant to Section 3.01 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends with respect thereto) as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall as a condition precedent to the receipt thereof give a bond satisfactory to Western and its transfer agent in such form as is satisfactory to Western and such transfer agent or otherwise indemnify Western, Marathon and AcquisitionCo and the transfer agent, to the reasonable satisfaction of such parties, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.04 All dividends payable with respect to any Marathon Shares, Exchangeable Shares and SpinCo Shares allotted and issued pursuant to this Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such distributions and any interest thereon to which such holder, is entitled, net of applicable withholding and other taxes.

5.05 Any certificate formerly representing Common Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the day that is five years less one day from the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such Common Shares to receive the certificates representing: (i) the SpinCo Shares; (ii) SpinCo Warrants; (iii) Marathon Shares; (iv) Exchangeable Shares; and/or (v) cash.

5.06 No certificates representing fractional Marathon Shares, Exchangeable Shares, SpinCo Shares or SpinCo Warrants shall be issued upon the exchange of the Common Shares for Marathon Shares or Exchangeable Shares or the distribution of SpinCo Shares and SpinCo Warrants. In lieu of any fractional Marathon Share, Exchangeable Share, SpinCo Share or SpinCo Warrant, each registered Common Shareholder otherwise entitled to a fractional interest in a Marathon Share, Exchangeable Share, SpinCo Share or SpinCo Warrant will receive the nearest whole number of Marathon Shares, Exchangeable Shares, SpinCo Shares or SpinCo Warrants, as the case may be.

ARTICLE 6

AMENDMENTS

6.01 Western, WesternZagros, Marathon and AcquisitionCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the other parties, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Common Shares, if and as required by the Court.

6.02 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Western, WesternZagros, Marathon or AcquisitionCo at any time prior to or at the Meeting (provided that the other parties shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.03 Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of Western, WesternZagros, Marathon and AcquisitionCo.

6.04 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Western, provided that it concerns a matter which, in the reasonable opinion of Western, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Western or any former holder of Common Shares.

APPENDIX A

EXCHANGEABLE SHARES

TERM SHEET

Designation:	Exchangeable Shares (non-voting redeemable preferred shares) of a direct or indirect Canadian subsidiary (“Purchaser”) of Marathon Oil Corporation (“Parent”).

Basic Right:	Exchangeable at any time on a one-for-one basis directly for freely-trading shares of common stock of Parent (“Parent Shares”), subject to adjustment.

Dividends:	Dividends will be payable on the Exchangeable Shares, if, as and when declared by the board of directors of Purchaser.

Parent Dividends:	In the event, from time to time, a cash dividend is paid on the Parent Shares, the dividend paid shall be evidenced by the adjustment of the Exchangeable Consideration (as defined below) in such a manner as to provide that the number of Parent Shares for which the Exchangeable Shares are exchangeable shall be increased to account for the cash dividend declared on the Parent Shares on an economically equivalent basis.

Retraction:	Each Exchangeable Share is retractable at any time at the option of the holder for an amount equal to the fair market value of one Parent Share on the retraction date, subject to adjustment, payment of which amount shall be satisfied by the delivery to the holder of one Parent Share (the “Exchangeable Consideration”), subject to adjustment and subject to an overriding retraction call right exercisable by Parent and any of its direct and indirect subsidiaries by delivery of the Exchangeable Consideration in exchange for the retracted Exchangeable Shares.

Exchange Right:	Parent shall grant a direct exchange right to a trustee pursuant to the terms of a Voting and Exchange Trust Agreement for the benefit of the holders of Exchangeable Shares.

Liquidation:	On liquidation of Purchaser, each Exchangeable Share entitles the holder to receive the Exchangeable Consideration in priority to any distribution made to the common shares of Purchaser and all other classes of shares ranking junior to the Exchangeable Shares, subject to a liquidation call right exercisable by Parent and any of its direct and indirect subsidiaries. On exercise of the liquidation call right, Parent will pay the holder the Exchangeable Consideration. In addition, an automatic exchange right in the event of liquidation of Parent will be granted by Parent to a trustee for the benefit of holders of Exchangeable Shares pursuant to the terms of the Voting and Exchange Trust Agreement.

Redemption:	Exchangeable Shares are not redeemable by Purchaser for four years after closing. Automatic redemption after the fourth anniversary date of closing, subject to extension at the option of Purchaser. Redeemed by delivery of the Exchangeable Consideration, subject to an overriding redemption call right in favour of Parent and its direct and indirect subsidiaries, exercisable by delivery of the Exchangeable Consideration in exchange for the Exchangeable Shares. There is also the possibility of an earlier redemption by the Purchaser in the following limited circumstances: (a) less than 20% of the Exchangeable Shares remain outstanding, (b) change of Canadian tax laws enabling holders to defer taxable event notwithstanding exchange of the Exchangeable Shares for Parent Shares, (c) a Parent control transaction where it is not reasonably practicable to accommodate the Exchangeable Shares, and (d) the occurrence of certain events which would otherwise entitle the holders of Exchangeable Shares to vote as shareholders of Purchaser where it is not reasonably practicable to accommodate the Exchangeable Shares or where the holders of Exchangeable Shares fail to take the necessary action to approve or disapprove of the matter to be voted on by the holders of Exchangeable Shares.

Voting Rights:	Holders of Exchangeable Shares will have equivalent voting rights to holders of Parent Shares. The rights will be represented by special Parent voting preferred shares issued to a trustee for the benefit of holders of Exchangeable Shares. Holders of Exchangeable Shares will have no voting rights in Purchaser, except as required by law in connection with certain extraordinary transactions or fundamental changes to Purchaser.

Information Rights:	Holders of Exchangeable Shares will be entitled to receive substantially the same materials that are distributed by Parent to holders of Parent Shares.

Ranking:	Exchangeable Shares rank in priority to the common shares of Purchaser and all other classes of shares of Purchaser ranking junior to the Exchangeable Shares as to dividends and any other distributions.

Other:	Support Agreement between Parent and Purchaser and Voting and Exchange Trust Agreement between Parent and the trustee for the benefit of the holders of Exchangeable Shares, each on terms and conditions customary for transactions of this nature.